UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  March 31, 2010 (March 30, 2010)
(Date of Earliest Event Reported)

PENN VIRGINIA CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Virginia	1-13283	23-1184320
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Three Radnor Corporate Center, Suite 300
100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (610) 687-8900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2010, Penn Virginia Corporation (the “Company”) entered into an Amended and Restated Change of Location Severance Agreement (the “Change of Location Agreement”) with Nancy M. Snyder, Executive Vice President, Chief Administrative Officer and General Counsel.  Pursuant to the Change of Location Agreement, in the event of the relocation of the Company’s executive offices by more than 50 miles, Ms. Snyder may elect to receive a lump sum, in cash, of an amount equal to three times the sum of her annual base salary plus the highest cash bonus paid to her during the two-year period prior to termination, subject to reduction to the extent necessary to prevent her from being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.  In addition, all options to purchase shares of the Company’s common stock then held by Ms. Snyder will immediately vest and will remain exercisable for the shorter of three years or the remainder of the options’ respective terms and all restricted stock and restricted stock units of the Company will immediately vest and all restrictions will lapse.  The Company will also provide certain health and dental benefit related payments to Ms. Snyder as well as certain outplacement services.

A copy of the Change of Location Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits.

10.1	Amended and Restated Change of Location Severance Agreement dated March 30, 2010 by and between Penn Virginia Corporation and Nancy M. Snyder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 31, 2010

Penn Virginia Corporation

By:	/s/ A. James Dearlove
Name:	A. James Dearlove
Title:	President and Chief Executive Officer,

Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Change of Location Severance Agreement dated March 30, 2010 by and between Penn Virginia Corporation and Nancy M. Snyder.